CONTRACT OF SALE

                  THIS CONTRACT OF SALE (this "Agreement") is made and entered into as of the 14th day of February, 2003 (the "Contract Date"), by and between UCV, L.P., a California limited partnership, having an address at 7415 Carroll Road, Suite C, San Diego, California 92121 ("Seller"), and Mark S. Schmidt Living Trust utd 1/5/92, having an address at 10731 Treena Street, Suite 200, San Diego, California 92131 ("Purchaser").

                              W I T N E S S E T H:

         A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) that certain parcel of land commonly known as University City Village, located at 4633 Governor Drive, San Diego, California, and more particularly described on Exhibit A attached hereto and made a part hereof (the "Land"), (b) the buildings, improvements, structures and fixtures located upon the Land (collectively, the "Improvements"), (c) all other easements and rights appurtenant to the Land, if any (collectively, the "Appurtenant Rights"), (d) all right, title and interest of Seller in, to and under the "Leases" (as defined in Exhibit D) and the Contracts (as hereinafter defined), and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property owned by Seller and attached or appurtenant to the Property (collectively, the "Personal Property"; the Land, the Appurtenant Rights, the Improvements, the Leases, the Contracts and the Personal Property, collectively, the "Property").

         B. Purchaser acknowledges that the Property is being sold on an "as is" "where is" and "with all faults" basis on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

         2. Purchase Price. The purchase price (the "Purchase Price") for the Property shall be the sum of Sixty Million Four Hundred Thousand Dollars ($60,400,000).

         3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

     3.1.1 Initial Deposit. Within three (3) Business Day (as hereinafter defined) after the date this Agreement is executed by Seller and Purchaser, Purchaser shall deposit with UNITED TITLE INSURANCE, 8880 Rio San Diego Dr., Ste. 100, San Diego, CA 92108, Telephone (619) 497-0800; Facsimile (619) 542-7168 ("Escrow Holder"), by wire transfer of immediately available federal funds to an account designated by Escrow Holder (the "Escrow Account"), the sum of Five Hundred Thousand Dollars ($500,000.00) (together with interest thereon, the "Initial Deposit"), which Initial Deposit shall be held by Escrow Holder pursuant to the terms of this Agreement. If Purchaser shall fail to deposit the Initial Deposit with Escrow Holder within three (3) Business Day after the date this Agreement shall be executed by Seller and Purchaser, at Seller's election, this Agreement shall be null, void ab initio and of no force or effect.

     3.1.2 Additional Deposit. Upon the expiration of the Due Diligence Period (as hereinafter defined), provided Purchaser has not timely delivered a Termination Notice (as hereinafter defined) to Seller, Purchaser shall deposit with Escrow Holder, by wire transfer of immediately available federal funds to the Escrow Account, an additional sum of One Million Five Hundred Thousand Dollars ($1,500,000) (together with all interest thereon, the "Additional Deposit"; the Initial Deposit and the Additional Deposit, collectively, the "Deposit"), which Additional Deposit shall be held by Escrow Holder in accordance with the terms of this Agreement. The Deposit shall be held in an interest bearing account.

                  3.2      Intentionally deleted.

                  3.3 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller.

         4. Conditions Precedent. The obligation of Purchaser to purchase, and Seller to sell, the Property, as contemplated by this Agreement, is subject to satisfaction of each of the following conditions precedent (any of which may be waived in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions are not satisfied (or waived) pursuant to the terms of this Agreement, then this Agreement shall, upon written notice from the terminating party to the other party, terminate and, in connection with any such termination made in accordance with this Section 4, Seller and Purchaser shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination), and, to the extent such condition shall be a condition precedent to Purchaser's obligation to consummate the transaction contemplated by this Agreement, the Initial Deposit and the Additional Deposit to the extent deposited with Escrow Holder, shall be returned to Purchaser. The Closing (as hereinafter defined) shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.

                  4.1      Title Matters.
                           -------------

                           4.1.1    Title to the Property.

                           (a) As a condition to the Closing, CHICAGO TITLE
COMPANY (the "Title Company"), either itself or through United Title Company, shall have committed to insure Purchaser as the fee owner of the Property in the amount of the Purchase Price by issuance of an ALTA owner's title insurance policy (the "Owner's Policy") in the standard form issued by the Title Company in the State of California, subject only to the Permitted Exceptions (as hereinafter defined).

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

                           (b) Purchaser acknowledges that it has received a
commitment for an owner's fee title insurance policy or policies with respect to the Property (the "Title Commitment") from the Title Company together with true, legible and complete copies of all instruments giving rise to any defects or exceptions to title to the Property. If any exceptions(s) to title to the Property should appear in the Title Commitment other than the Permitted Exceptions (such exception(s) being herein called, collectively, the "Unpermitted Exceptions"), subject to which Purchaser is unwilling to accept title, and Purchaser shall provide Seller with written notice (the "Title Objection Notice") thereof within ten (10) days after the Contract Date, Seller may undertake to eliminate the same subject to the terms and conditions of this
Section 4.1. In the event a Title Objection Notice is given by Purchaser, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed thirty (30) days (such period of time being herein called the "Extension Period"), provided that Seller shall notify Purchaser, in writing, within ten (10) days after receipt by Seller of the Title Objection Notice, whether or not it will endeavor to eliminate such Unpermitted Exceptions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, notwithstanding that Seller may have attempted to do so, or may have obtained an adjournment of the Scheduled Closing Date for such purpose; provided, however, Seller shall satisfy any mortgage, deed of trust or other monetary lien placed on the Property by Seller.

                           (c) In the event that Seller is unable, or elects
not, to eliminate all Unpermitted Exceptions in accordance with the provisions of this Section 4.1.1, or to arrange for title insurance, without special
premium  to  Purchaser,   insuring  against   enforcement  of  such  Unpermitted
Exceptions against, or collection of the same out of, the Property, and to convey title to the Property in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 4.1.1(b)), Seller shall notify Purchaser that it elects not to remove the same, in which event Purchaser shall have the right, as its sole remedy for such election of Seller, by delivery of written notice to Seller within three
(3) Business Days following receipt of notice from Seller of its election not to remove such Unpermitted Exceptions, to either (i) terminate this Agreement by written notice delivered to Seller (in which event Escrow Holder shall return the Initial Deposit and the Additional Deposit, to the extent deposited with Escrow Holder, to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement), or (ii) accept title to the Property subject to such Unpermitted Exception(s) without an abatement in or credit against the Purchase Price. The failure of Purchaser to deliver timely any written notice of election under this Section 4.1.1(c) shall be conclusively deemed to be an election under clause (ii) above.

                           (d) If, on the Closing Date, there are any liens or
encumbrances that Seller is obligated to discharge under this Agreement, Seller shall have the right (but not the obligation) to either (i) arrange, at Seller's cost and expense, for affirmative title insurance or special endorsements insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions.

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

     4.1.2  Permitted  Exceptions  to  Title.  The  Property  shall  be sold and
conveyed   subject  to  the  following   exceptions  to  title  (the  "Permitted
Exceptions"):

                           (a) any state of facts that an accurate survey may
show;

                           (b) those matters specifically set forth on Exhibit B
attached hereto and made a part hereof;

                           (c) all laws, ordinances, rules and regulations of
the United States, the State of California, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a "Governmental Authority"), as the same may now exist or may be hereafter modified, supplemented or promulgated;

                           (d) all presently existing and future liens of real
estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

                           (e) any other matter or thing affecting title to the
Property that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception;

                           (f) all violations of laws, ordinances, orders,
requirements or regulations of any Governmental
Authority applicable to the Property and existing on the Closing Date, whether or not noted in the records of or issued by any Governmental Authority;

                           (g) all utility easements of record which do not
interfere with the present use of the Property;

                           4.1.3    Intentionally deleted.

     4.1.4 Endorsement to Owner's Policy. In the event that Purchaser shall request any endorsements to the Owner's Policy ("Purchaser Requested Title Endorsements"), the issuance of any such Purchaser Requested Title Endorsements shall not be or be deemed to be a condition to closing the transaction contemplated hereunder and in no event shall Seller be obligated to provide any indemnity or other document or undertake any obligation in order to issue the same.

                  4.2 Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above), Purchaser shall have until 5:00 p.m. (Pacific Standard Time) on the date that is fourteen
(14) Business Days from the Contract Date, TIME BEING OF THE ESSENCE (the period of time commencing upon the date hereof and continuing through and including such time on such date being herein called the "Due Diligence Period") within which to perform and complete Purchaser's due diligence, which shall be solely limited to Purchaser obtaining at least thirty-five million dollars ($35,000,000.00) of purchase money financing on terms and conditions acceptable to Purchaser in its sole and absolute discretion (the "Financing") and Purchaser's review of the CUP (as defined in Exhibit B) and structural matters concerning the Property (the "CUP and Structural Review"). During the Due Diligence Period, Seller shall provide Purchaser with reasonable access to the


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

Property upon reasonable advance notice and shall also make available to Purchaser, at the offices of Seller and/or the property manager of the Property, access to such leases, service contracts, other contracts, books, records and other documentation relating to the property in Seller's possession as Purchaser shall reasonably request, all upon reasonable advance written notice; provided, however, in no event shall Seller be obligated to make available confidential or proprietary information (collectively, the "Investigations"). The Investigations shall at all times be subject to Purchaser's compliance with the provisions of this Section 4.2.. Purchaser acknowledges and agrees that prior to the Contract Date, Purchaser has received financial statements for the fiscal year ending March 1999, 2000, 2001, and 2002, real estate tax bills for fiscal year 2001-2002, the standard lease form used for the Property, documents relating to the CUP (as defined hereinafter in Exhibit "D"), the existing tenant protection program, the property condition report, the proposed development plans, the survey, the geotechnical report, the Phase I (as defined hereinafter), and a seismic risk assessment. Any entry upon the Property and all Investigations shall be made or performed during Seller's normal business hours and at the sole risk and expense of Purchaser, and shall not interfere with the activities on or about the Property of Seller, its tenants and their employees and invitees. Purchaser shall:

                           (a) promptly repair any damage to the Property
resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition that it existed in prior to such Investigations;

                           (b) fully comply with all laws applicable to the
Investigations and all other activities undertaken in connection therewith;

                           (c) permit Seller to have a representative present
during all Investigations undertaken hereunder;

                           (d) take all actions and implement all protections
necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;

                           (e) furnish to Seller, at no cost or expense to
Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of the Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property promptly after Purchaser's receipt of same and Seller shall be entitled to rely on such surveys, test results, studies or reports;

                           (f) maintain or cause to be maintained, at
Purchaser's expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $2,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Purchaser and Seller, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser's and/or Purchaser's Representatives' (as hereinafter defined) entry upon the


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

Property, (ii) any Investigations or other activities conducted thereon, and/or
(iii) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives, all of which insurance shall be on an "occurrence form" and otherwise in such forms acceptable to Seller and with an insurance company acceptable to Seller, and deliver a copy of such insurance policy to Seller prior to the first entry on the Property;

                           (g) not permit the Investigations or any other
activities undertaken by Purchaser or Purchaser's
Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, immediately discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

                           (h) protect, defend, indemnify and hold harmless
Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller's behalf or otherwise related to or affiliated with Seller (collectively, "Seller Related Parties") from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements), suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with (i) Purchaser's and/or Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives,
(iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations and/or (iv) any and all other activities undertaken by Purchaser or Purchaser's Representatives with respect to the Property. The foregoing indemnity shall not include any claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, attorneys' fees and disbursements) that result solely from the mere discovery by Purchaser or Purchaser's Representatives of existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement.

                  Without limiting the foregoing, in no event shall Purchaser or Purchaser's Representatives, without the prior written consent of Seller: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), (y) contact any tenant of the Property.

                  The foregoing obligations shall survive the Closing or a termination of this Agreement.

     4.2.1 Property Information and Confidentiality. Seller hereby agrees to provide to Purchaser the Information (as hereinafter defined) subject to the following terms and conditions:

                           (a) Except as otherwise expressly set forth herein,
neither Seller nor any Seller Related Party makes any representation or warranty as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted.

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

                           (b) Purchaser agrees that neither Purchaser or
Purchaser's Representatives shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association the Information, or any other knowledge or information acquired by Purchaser or Purchaser's Representatives from Seller, and any Seller Related Party or by Purchaser's own inspections and investigations, other than matters that were in the public domain at the time of receipt by Purchaser or Purchaser's Representatives or has become public information after receipt by Purchaser or Purchaser's Representatives. Without Seller's prior written consent, Purchaser shall not disclose and Purchaser shall direct Purchaser's Representatives not to disclose to any person, entity or association or any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof. Notwithstanding the foregoing, Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it and the terms of this Agreement (i) as required by law or court order (provided prior written notice of such disclosure shall be provided to Seller) and (ii) as Purchaser deems necessary or desirable to Purchaser's Representatives in connection with Purchaser's Investigation and the transaction contemplated hereby, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof.

                           (c) Purchaser shall indemnify and hold harmless
Seller and all Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with a breach by Purchaser or Purchaser's Representatives of the provisions of this Section 4.2.1.

                           (d) Purchaser and Purchaser's Representatives shall
use reasonable care to maintain in good condition all of the Information furnished or made available to Purchaser and/or Purchaser's Representatives in accordance with this Section 4.2. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly deliver to Seller all originals and copies of the Information in the possession of Purchaser and Purchaser's Representatives.

                           (e) As used in this Agreement, the term "Information"
shall mean any of the following to the extent supplied by Seller or Seller's agents or available to Purchaser or Purchaser's
Representatives: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, all leases and contracts furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), by Seller or any Seller Related Party or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.

                           (f) In addition to any other remedies available to
Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Section 4.2.1.

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

                           (g) The provisions of this Section 4.2.1 shall
survive the Closing or a termination of this Agreement.

               4.2.2 Termination Right. If, on or before the expiration of the Due Diligence Period, based upon the Investigations, Purchaser shall determine that it is not feasible for it to obtain the Financing, or Purchaser otherwise disapproves of the CUP and Structural Review, then Purchaser shall promptly notify Seller of such determination in writing on or before 5:00 p.m. (Pacific time) on the date that the Due Diligence Period shall expire (such notice being herein called the "Termination Notice"), whereupon the Initial Deposit plus interest shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement). In the event that Purchaser shall fail to deliver the Termination Notice to Seller on or before 5:00 p.m. (Pacific time) on the date that the Due Diligence Period shall expire, Purchaser shall be deemed to have agreed that the foregoing matters are acceptable to Purchaser and that it intends to proceed with the acquisition of the Property, whereupon the Deposit shall become non-refundable and released to Seller, or Seller's accommodator (and, thereafter, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 4.2.2).

                  4.3      Intentionally deleted.

                  4.4 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion.

                  4.5 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement, any or all of which may be waived by Seller in its sole discretion:

         5. Closing.

                  (a) The closing (the "Closing") of the sale and purchase contemplated herein shall occur on or before March 31, 2003 (the "Scheduled Closing Date"), TIME BEING OF THE ESSENCE to close on such date (the date on which the Closing shall occur being herein referred to as the "Closing Date"), at the offices of Escrow Holder through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser. Provided, that (i) Seller qualifies for or is approved for an extension under the terms and conditions of the mortgages encumbering the Property, and (ii) Purchaser shall pay any extension fees required to be paid in accordance with the terms and conditions of the mortgages encumbering the Property (the "Loan Extension Fees") Purchaser shall have the right to extend the Scheduled Closing Date for a period not to exceed thirty
(30) days by delivering a written notice to Seller at least five (5) Business Days prior to the Scheduled Closing Date.

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

                  (b) Seller may seek to accomplish the conveyance and transfer of all or a portion of the Property as part of an exchange transaction ("Exchange") qualifying for tax-deferred treatment under Internal Revenue Code section 1031, in which case the parties shall cooperate fully with each other in accomplishing the Exchange. Such cooperation may include, without limitation, execution of supplementary agreements and escrow instructions to document and effectuate the Exchange. Seller shall indemnify Purchaser against any additional liabilities and costs and fees incurred solely as a result of participation in the Exchange, which indemnification obligation shall survive the Closing or termination of this Agreement. Further, Seller shall have the right to extend the Closing Date for up to forty-five (45) day period (the "Extended Closing") for purposes of accomplishing the Exchange by delivering a written notice to the other prior to the Closing Date (the "Extended Closing Notice").

                  (c) In lieu of a conveyance and sale of all or a portion of the Property pursuant to the terms and provisions of this Agreement, the Sports Arenas Selling Parties (as defined hereinafter) by notice to Purchaser within 30 days after the Contract Date may request Purchaser to enter into good faith negotiations for an alternative agreement (an "Alternative Agreement") with Sports Arenas Properties, Inc., a California corporation ("SAPI") and UCVNV, Inc., a Nevada corporation ("UCVNV"), as a limited and general partner, respectively, of Seller (each a "Sports Arenas Partner") or such Sports Arenas Partner's parent or grandparent entities (each a "Parent") for a reorganization transaction involving the Sports Arenas Partner or its Parents (a "Reorganization Transaction"). The parties acknowledge that any Reorganization Transaction is expected to provide for: (1) an undivided interest in the Property to be distributed to the Sports Arenas Partner in redemption of such Sports Arenas Partner's partnership interest in Seller; (2) the participation of Purchaser and the Parents in an acquisition or reorganization of the Sports Arenas Partner or its Parents (providing such participating Parents control all of the Sports Arenas Partner); and (3) the Sports Arenas Partner or its participating Parents (each an "Sports Arenas Selling Party") to receive consideration equal in value to the consideration such Sports Arenas Partner would have received had such partner remained a partner in Seller and Seller distributed all of the net cash proceeds from sale under this Agreement to such Sports Arenas Partner ("Net Sale Consideration"). The Sports Arenas Selling Parties at their option may elect to receive their Net Sale Consideration either in cash or, on a tax free basis, freely tradable securities of Purchaser or an affiliate thereof, providing the value of such cash and securities equals the Net Sale Consideration. While any such Reorganization Transaction may result in the expected liabilities and benefits accruable directly under this Agreement to instead be accrued indirectly, any Reorganization Transaction shall neither materially increase the liabilities nor reduce the benefits accruable by Purchaser or the Selling Parties under this Agreement. Sports Arenas Selling Parties shall indemnify Purchaser against any additional liabilities and costs and fees incurred solely as a result of participation in the Reorganization Transaction, which indemnification obligation shall survive the Closing or termination of this Agreement or the Alternative Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the parties hereto agree: (1) Purchaser shall not be required to enter into an Alternative Agreement or negotiations for an Alternative Agreement; (2) any Alternative Agreement agreed to by and between the Sports Arenas Selling Parties and Purchaser pursuant hereto shall be subject to final approval of PAS Management, Inc., a Nevada corporation ("PAS") and Patricia A. Shenker, as the other limited and general partner, respectively, of Seller; and (3) in the event the Sports Arenas Selling Parties and Purchaser fail to agree to an Alternative Agreement pursuant to the terms hereto on or before the date that is thirty (30) days after the date of the notice to Purchaser from the Sports Arenas Selling Parties pursuant to the foregoing, the parties hereto shall proceed with the sale and purchase contemplated herein pursuant to the terms and conditions hereof.

                  5.1 Seller Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrow Holder, as the case may be, the following items executed and acknowledged by Seller, as appropriate:

                           (a) a grant deed (the "Deed") in the form attached
hereto and made a part hereof as Exhibit C.

                           (b) an assignment (the "Assignment and Assumption of
Leases") of all right, title and interest of Seller under any Leases entered into pursuant to Section 7.2.3 (to the extent assignable) which are in effect on the Closing Date, without recourse, representation or warranty, in the form attached hereto and made a part hereof as Exhibit M, which shall include Purchaser's assumption of Seller's obligations under the Leases accruing from and after the Closing Date.

                           (c) a bill of sale (the "Bill of Sale") in the form
attached hereto and made a part hereof as Exhibit
E.

                           (d) a certification of non-foreign status in the form
attached hereto and made a part hereof as Exhibit F.

                           (e) an assignment (the "Assignment and Assumption of
Contracts") of all right, title and interest of Seller under the Contracts (to the extent assignable) which are in effect on the Closing Date and to which Seller is a party, without recourse, representation or warranty, in the form attached hereto and made a part hereof as Exhibit G, which shall include Purchaser's assumption of Seller's obligations under the Contracts accruing from and after the Closing Date.

                           (f) all existing surveys, blueprints, drawings, plans
and specifications for or with respect to the Property or any part thereof, including any plans and specifications drawn for purposes of remodeling and expansion, to the extent the same are in Seller's possession or control.

                           (g) all keys to the Improvements, to the extent the
same are in Seller's possession.

                           (h) subject to Section 7.2.3, all Leases in effect on
the Closing Date, to the extent the same are in Seller's possession.

                           (i) all Contracts that shall remain in effect after
the Closing, to the extent the same are in Seller's possession.

                           (j) all applicable transfer tax forms, if any.

                           (k) such further instruments as may be necessary to
record the Deed.

                           (l) subject to Section 7.2.3, notices to each of the
tenants under the Leases entered into in accordance with Section 7.2.3 (each, a "Tenant Notice", and collectively, the "Tenant Notices") in the form attached hereto as Exhibit I, advising such tenants of the sale of the Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser's sole cost and expense, either mail by certified mail return receipt requested or hand deliver to each applicable tenant.

               (m) evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.

               5.2 Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrow Holder, as the case may be, the following items executed and acknowledged by Purchaser, as appropriate:

               (a) payment of the Purchase  Price to be made in accordance  with
Section 3 above. (b) the Assignment and Assumption of Leases.

               (c) the Assignment and Assumption of Contracts.

               (d) all applicable transfer tax forms, if any.

               (e) such further instruments as may be necessary to record the Deed.

               (f) the Tenant Notices.

               (g) evidence reasonably satisfactory to Seller and the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered hereunder.

               5.3 Closing Costs. Seller shall pay (a) all transfer taxes, including transfer taxes of the State of California and of the County of San Diego, payable in connection with the transaction contemplated herein, (b) the title insurance premium for the CLTA portion or the Owner's Policy, and (c) fifty percent (50%) of the charges of Escrow Holder. Purchaser shall pay (a) the cost of any ALTA portion of the Owner's Policy, the Standard Endorsements and the Purchaser Requested Title Endorsements, (b) the costs of any survey (or an update thereto), (c) all recording charges payable in connection with the recording of the Deed, (d) fifty percent (50%) of the charges of Escrow Holder, and (e) all fees, costs or expenses in connection with Purchaser's due diligence reviews hereunder. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.

               5.4 Prorations.

               5.4.1  The  following  shall  be  prorated   between  Seller  and
Purchaser as of 12:01 a.m. on the Closing Date (on the basis of the actual number of days elapsed over the applicable period):

               (a) All real estate taxes, water charges, sewer rents, vault charges and assessments on the Property on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).


                           (b) Subject to this Section 5.4.1(b), all fixed rent
and regularly scheduled items of additional rent under the Leases entered into pursuant to Section 7.2.3, and other tenant charges if, as and when received. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing
Date) to Purchaser on the Closing Date. Seller shall deliver to Purchaser at Closing any security deposits which are held in the form of letters of credit. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Lease). To the extent Purchaser receives rents within one hundred twenty (120) days after the Closing Date, such payments shall be applied first toward the rents for the month in which the Closing occurs, second to the rents for the month preceding the month in which the Closing occurs, third to any delinquent rents owed to Seller, with Seller's share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser and fourth to the rents that shall then be due and payable to Purchaser, Purchaser may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller's written consent, which consent may be given or withheld in Seller's sole and absolute discretion. After such one hundred and twenty (120) day period, Seller shall not be entitled to any further rents collected by Purchaser. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any lease or any tenant's right to possession), which right shall include the right to continue or commence legal actions or proceedings against any tenant. Delivery of the Assignment and Assumption of Leases shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default under any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

                           (c) All operating expenses.

                           (d) Intentionally deleted.

               (e) Charges and payments under Contracts or permitted renewals or replacements thereof assigned to Purchaser pursuant to the Assignment and Assumption of Contracts.

               (f) Any prepaid items, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.

               (g) Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.

               (h) Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller.

               (i) Personal property taxes, if any, on the basis of the fiscal year for which assessed.

               (j) Permitted  administrative  charges, if any, on those tenants'
security  deposits   transferred  by  Seller  pursuant  to  the  Assignment  and
Assumption of Leases.

               (k) Taxes payable by Seller relating to operations of the Property, including, without limitation, business and occupancy taxes and sales taxes, if any.

               (l) Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the State of California subject to Section 7.2.3(a) hereof.

               5.4.2

               (a) Seller shall be given a credit for any payments Seller shall have made as of the Closing Date, in good faith and in the ordinary course of business, in respect of the capital expenditures described on Exhibit H attached hereto and made a part hereof. Purchaser shall assume all liability for such capital expenditures as of the Closing.

               (b) If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that, with the exception of any item required to be apportioned pursuant to Section 5.4.1(a),
(b) or (g), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one hundred eightieth (180th) day after the Closing Date. If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing.

               5.4.3 Items to be prorated at the Closing shall include a credit to Seller for costs and expenses incurred by Seller in connection with any new Leases or modifications to any existing Leases entered into after the date hereof in accordance with the terms and conditions set forth in Section 7.2.3(a) of this Agreement.

               5.4.4 The provisions of this Section 5.4 shall survive the Closing.

               6. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or condemnation or any of the improvements on the Property are damaged or destroyed by fire or other casualty, Seller shall promptly deliver, or cause to be delivered, to Purchaser, notice of any such eminent domain proceedings or casualty. Except as otherwise expressly provided herein, Seller shall have no obligation to restore, repair or replace any portion of the Property or any such damage or destruction. At the Closing, Purchaser shall receive a credit against the Purchase Price equal to the award or other anticipated proceeds from such eminent domain or condemnation proceeding or as the case may be, the estimated cost to repair such destruction or damage along with a reasonable estimate of lost rent during the period of repair (unless Seller shall have repaired such damage or destruction prior to the Closing). If the amount of condemnation award shall exceed the sum of Six Million Dollars ($6,000,000.00), Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the estimated amount of damages or the determination of the amount of any condemnation award whereupon the Initial Deposit and the Additional Deposit, to the extent deposited with Escrow Holder, shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement).

         7. Representations, Warranties and Covenants.

               7.1 Representations, Warranties and Covenants of Seller.

               7.1.1 Representations and Warranties of Seller. For purposes of this paragraph 7, all representations, warranties or covenants made herein by Seller shall be limited to the current and actual knowledge of Harold S. Elkan, an individual, and Steve Whitman, an individual. Subject to the provisions of
Section 7.1.1 of this Agreement, Seller hereby represents, warrants and covenants to Purchaser that, as of the date of this Agreement:

               (a) Leases. Exhibit D contains a true, complete and accurate list of all Leases encumbering the Property as of the Contract Date, which list shall identify and list in detail by tenant or vacant area, as applicable, tenant name, square footage, monthly rent, deposits, concessions, lease term, and delinquencies, which shall be in one or more reports in the form customarily used by Seller (the "Rent Roll"). Except with respect to any Leases entered into pursuant to Section 7.2.3, there are no leases, licenses or other occupancy agreements to which Seller is a party or is bound affecting any portion of the Property which will be in force on the Closing Date, and except as set forth in Exhibit D or otherwise disclosed in writing to Purchaser, no person or entity other than Seller has any title, interest, or right to possession of the Property or any part of the Property.

               (b) Litigation. There is no pending or threatened litigation or condemnation action against the Property or against Seller with respect to the Property as of the date of this Agreement.

               (c)  Leasing   Commissions.   As  of  the  Closing,   no  leasing
commissions will be due or payable to anyone with respect to or on account of the Leases.

               (d) Non-Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code or any related regulations, as amended.

               (e) Contracts. Seller has not entered into any service or equipment leasing contracts relating to the Property which will be in force after the Closing, except for the Contracts. As used in this Agreement, the "Contracts" shall be deemed to mean, collectively, (i) the contracts described on Exhibit J attached hereto and made a part hereof, (ii) contracts which are cancelable on thirty (30) days notice or less without premium or penalty, and
(iii) contracts entered into by Seller which Seller is permitted to enter into in accordance with this Agreement. To Seller's actual knowledge, no material default exists under any of the Contracts.

               (f) Insurance. Exhibit K contains a complete list of all insurance policies affecting the Property as of the Contract Date, and correctly states for each policy (i) the policy number, (ii) the name of the insurer,
(iii) the term and expiration date of the policy, and (iv) the premiums.

               (g) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of California, and is duly authorized and qualified to do all things required of it under this Agreement.

               (h) Zoning. Except as disclosed in the CUP (as defined in Exhibit B and in the Revised Plan (as defined in Exhibit B), Seller has not requested, applied for, given its consent to or has actual knowledge of any pending zoning variance with respect to the Property.

               (i) Violations. Except as otherwise disclosed in writing to Purchaser, Seller has not received any written notices that the use and operation of the Property is in material violation of any applicable building codes or any environmental, zoning, life safety and land use or other applicable laws, rules and regulations.

               (j) Environmental Condition. Except as otherwise disclosed in any environmental reports delivered to Purchaser pursuant to Section 4.2, including that certain Phase I Environmental Site Assessment prepared by IVI Environmental, Inc. dated February 21, 2002, or any amendments thereto (the "Phase I"), or property condition reports, provided by Seller to Purchaser hereunder or in connection with the transaction that is the subject matter of this Agreement, to Seller's actual knowledge, neither Seller nor any tenant, has engaged in any illegal dumping, discharge, disposal, spillage or leakage of such Hazardous Substances (as defined hereinafter) in violation of applicable

Environmental Laws (as defined hereinafter), at, on, in, under, or about the Property, except for normal quantities of Hazardous Substances utilized in connection with the normal maintenance and operation of the Property and the so-called Hazardous Substances utilized by tenants of the Property. As used herein, (a) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6902 et seq.), as amended, or any similar federal, state or local law, ordinance, rule or regulation applicable to the Property (but specifically excluding any principles of common law or common law theories); (b) "Hazardous Substances" means any hazardous, toxic or dangerous waste, substance or material, any pollutant or contaminant, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde or asbestos.

               (k) Property Condition Reports. Seller has as of the Contract Date or will have as of the Due Diligence expiration date delivered to Purchaser any reports in Seller's possession with respect to the Property reflecting any defects or potential defects in the Property conditions.

               Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Information, and (ii) to the extent the copies of the Leases, the Contracts or any other Information furnished or made available to or otherwise obtained by Purchaser prior to the expiration of the Due Diligence Period contain provisions or information that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Leases and other Information.

               7.1.2 GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN "AS IS" ,"WHERE IS," AND "WITH ALL FAULTS" BASIS, AND EXCEPT AS SPECIFICALLY STATED HEREIN IS WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING REPRESENTATIONS OR WARRANTIES CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER

REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, AS PROVIDED FOR HEREIN ABOVE, DURING THE DUE DILIGENCE PERIOD, PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER'S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER'S PURPOSES. EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER'S POLICY.

               7.2 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

               7.2.1 Seller shall maintain the Property in the same manner as prior hereto pursuant to Seller's normal course of business (such as maintenance obligations but not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.

               7.2.2 Subject to the terms set forth in this Section 7.2.2, Seller may cancel, modify, extend, renew or permit the expiration of contracts or enter into any new service contract without Purchaser's consent. After the expiration of the Due Diligence Period, Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) or enter into any additional service contracts or other similar agreements without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser's consent shall not be required if such contract is cancelable upon not more than thirty (30) days notice.

               7.2.3

               (a) Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date. Prior to the expiration of the Due Diligence Period, Seller shall be entitled to enter into any new leases, or material modifications of existing Leases at its sole option, exercisable in Seller's sole and absolute discretion, and shall provide copies of same to Purchaser promptly after the execution thereof. After the expiration of the Due Diligence Period, Seller shall not during the term of this Agreement enter into any new leases or material modifications of existing Leasesthat are not in the same manner as prior hereto pursuant to its normal course of business at rents not less than the current rent rate of the Property. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (x) Purchaser's failure to disapprove any request for consent by Seller under this
Section 7.2.3 within five (5) days following Seller's request therefor shall be deemed to constitute Purchaser's consent thereto, and (y) Purchaser shall bear all costs and expenses related to any new leases or modifications of existing Leases or service contracts entered into after the date hereof in accordance with the provisions of this Section 7.2.3 (including tenant improvement costs and leasing commissions, but excluding free rent allocable to any period prior to the Closing Date) and, without limiting the foregoing, the prorations at the Closing shall include an appropriate credit to Seller consistent with the foregoing.

               (b) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant. The removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without an abatement in or credit against the Purchase Price.

               7.2.4 Seller will keep in force and effect with respect to the Property the insurance policies currently carried by Seller or policies providing similar coverage through the Closing Date.

               7.2.5 Subject to the provisions of Section 11.2 hereof, the representations and warranties of Seller set forth in Section 7.1.1 above shall survive the Closing for six (6) months and shall automatically expire and be of no force or effect upon the date that is the sixth (6th) month anniversary of the Closing.

               7.3 Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Purchaser. Purchaser is a living trust, duly organized and validly existing and in good standing under the laws of the State of California and is duly authorized and qualified to do all things required of it under this Agreement. The representations and warranties of Purchaser shall survive the Closing.

         8.       Indemnification.

               8.1 Due Diligence Indemnification by Purchaser. Purchaser shall hold harmless, indemnify and defend Seller and the Seller Related Parties from and against: (a) any and all third party claims for personal injury or property damage related to the Property or the ownership, operation or maintenance thereof and occurring on or after the Closing Date, (b) any and all loss, damage or third party claims in any way arising from Purchaser's inspections or examinations of the Property prior to the Closing Date, including, without limitation, any Investigations made by Purchaser, (c) any breach of the representations and warranties of Purchaser, and (d) all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Seller as a result of the foregoing.

               8.2 Survival. The provisions of this Section 8 shall survive the Closing or earlier termination of this Agreement.

         9. REMEDIES FOR DEFAULT AND DISPOSITION OF THE INITIAL DEPOSIT AND THE ADDITIONAL DEPOSIT.

               9.1 SELLER DEFAULTS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER'S DEFAULT UNDER THIS AGREEMENT, THEN PURCHASER SHALL HAVE, AS ITS EXCLUSIVE REMEDIES THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE INITIAL DEPOSIT AND THE ADDITIONAL DEPOSIT, TO THE EXTENT DEPOSITED WITH ESCROWEE, SHALL BE RETURNED TO PURCHASER, AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE CLOSING OR A TERMINATION OF THIS AGREEMENT), PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER'S BREACH, OR (B) SPECIFICALLY ENFORCE THIS AGREEMENT INCLUDING CLAIMS FOR ACTUAL DAMAGES AND ATTORNEY'S FEES INCURRED IN ENFORCING THE PROVISIONS HEREOF ARISING OUT OF SELLER'S BREACH OF THIS AGREEMENT PROVIDED THAT SUCH CLAIMS SHALL BE LIMITED TO A MAXIMUM SUM OF TWO MILLION DOLLARS ($2,000,000.00); PROVIDED FURTHER THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN THIRTY (30) DAYS OF SELLER'S DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY. IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER'S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE.

               9.2 PURCHASER DEFAULTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN SECTION 9.1, IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL NOT CLOSE ON ACCOUNT OF PURCHASER'S DEFAULT RESULTING SOLELY FROM PURCHASER'S FAILURE TO DEPOSIT OR OTHERWISE PAY THE PURCHASE PRICE PRIOR TO THE SCHEDULED CLOSING DATE, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR SUCH A DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING OR A TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER'S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER'S BREACH OR DEFAULT.

               IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. UPON SUCH A DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND THE INDEMNIFICATION RIGHTS SET FORTH IN SECTION 8 OF THIS AGREEMENT. PURCHASER FURTHER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR PURCHASER'S RIGHT TO SPECIFICALLY
ENFORCE  THIS  AGREEMENT  PURSUANT  TO  SECTION  9.1,  AND TO TAKE  ALL  ACTIONS
NECESSARY AND APPROPRIATE THEREWITH, IT HEREBY WAIVES ANY RIGHT PURCHASER MAY HAVE TO SEEK DECLARATORY AND/OR INJUNCTIVE RELIEF AND/OR EQUITABLE RELIEF, OR TO RECORD A NOTICE OF THIS AGREEMENT OR ANY RIGHTS PURCHASER MAY HAVE HEREUNDER, OR TO RECORD OR FILE A NOTICE OF PENDENCY OF ANY ACTION OR PROCEEDINGS TO ENFORCE THIS AGREEMENT.

     Seller:                                         Purchaser:
     -------                                         ----------
    Initial here:  _________                            Initial here:__________

               9.3  Disposition  of  Deposit.   In  the  event  the  transaction
contemplated by this Agreement shall close, the Deposit shall be applied as a partial payment of the Purchase Price.

         10.      Intentionally Omitted.

         11.      Miscellaneous.

               11.1 Brokers.

               11.1.1 Except as provided in Section 11.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been involved in connection with the sale contemplated under this Agreement other than Sonnenblick-Eichner Company ("Seller's Broker") and John Burnham Company ("Purchaser's Broker"), and Seller has agreed to pay a brokerage commission to Sonnenblick-Eichner Company pursuant to a separate written agreement between Seller and Seller's Broker, and Seller agrees pay to Purchaser's Broker a brokerage commission at Closing through Escrow an amount of four hundred thousand dollars ($400,000.00) (the "Purchaser's Broker Fee"). In the event of a claim for broker's or finder's fee or commissions in connection with the sale contemplated by this Agreement, other than that by Sonnenblick-Eichner Company or Purchaser's Broker for the Purchaser's Broker Fee, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser. The indemnification obligations under this Section 11.1.1 shall survive the Closing or a termination of this Agreement.

               Section 11.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.

               11.1.2 Seller and Purchaser hereby acknowledge as a matter of disclosure only that Mark S. Schmidt and Christine Handley are licensed real estate brokers in the State of California, and agree that notwithstanding the foregoing, neither Mark S. Schmidt nor Christine Handley has any right or claim to any broker's or finder's fee or commission in connection with the sale contemplated by this Agreement.

               11.2 Limitation of Liability.

               11.2.1 Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transaction contemplated hereunder shall have occurred, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document or certificate executed or delivered in connection herewith) shall not exceed Two Million Dollars ($2,000,000.00) (the "Monetary Limitation Of Liability"), it being understood and agreed that any action for damages must be brought, if at all, prior to the date that is the sixth (6th) month anniversary of the Closing (and, in the event any such suit is timely commenced, shall survive thereafter only insofar as the subject matter of the alleged breach specified in such suit is concerned) (the "Limitation Of The Filing of Claims").

               11.2.2 Except as provided hereinbelow, no shareholder or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding the foregoing, but subject to the Monetary Limitation Of Liability above, the shareholders of Seller and Seller Related Parties shall be liable for any damages against Seller in connection with this Agreement to the extent the assets of Seller are insufficient to pay for any such damage award, provided, that such parties shall only be liable to the extent of any distributions of cash or assets received by such parties from Seller resulting from the sale of the Property contemplated herein.

               11.2.3 The provisions of this Section 11.2 shall survive the Closing or a termination of this Agreement.

               11.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of ) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

               11.4 Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term "Business Day" shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of California are not required or authorized to be closed for business.

               11.5 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.
Whenever the words "including", "include" or "includes" are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

               11.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

               11.7 Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, Purchaser may assign this Agreement to an entity to be formed prior to or at Closing in which Purchaser shall own at a least a fifty-one percent (51%) controlling interest, it being anticipated that a minority owner of such entity will be Reidy Creek Apartments, Inc., a California corporation, an entity owned and controlled by Christine Handley; and provided further that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor's obligations hereunder (but Purchaser or any subsequent transferor shall not be released from obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser's rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser's rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

               11.8 Notices. All notices, requests or other communications which may be or are required to be given, served or sent by either party hereto to the other shall be deemed to have been properly given, if in writing and shall be deemed received (a) upon delivery, if delivered in person or by facsimile transmission, with receipt thereof confirmed by printed facsimile acknowledgment, (b) one (1) Business Day after having been deposited for next day overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and in each case, addressed as follows:

                           To Seller:

                           UCV, L.P.
                           7415 Carroll Road, Suite C
                           San Diego, California 921216
                           Attention:       Mr. Steven Whitman, CFO
                           Facsimile:       (858) 408-0370
                           Telephone:       (858) 408-0364

                           With a Copy To:

                           Dion-Kindem & Crockett
                           21271 Burbank Boulevard, Suite 100
                           Woodland Hills, California 91367
                           Attention:       William E. Crockett, Esq.
                           Facsimile:       (818) 676-0246
                           Telephone:       (818) 883-4400

                           With a Copy To:

                           Olmstead, Cramer & Pizzuto, a law corporation 401 West A Street, Suite 2300
                           San Diego, California  92101
                           Attention:       Tyler Cramer, Esq.
                           Facsimile:       (619) 236-1125
                           Telephone:       (619) 232-1042

                           To Purchaser:

                           Mark Schmidt Living Trust
                           10731 Treena Street, Suite 200
                           San Diego, CA 92131
                           Attention:       Mark Schmidt
                           Facsimile:       (858) 271-8629
                           Telephone:       (858) 271-0582

                           With a Copy To:

                           John Smaha
                           Smaha & Daley
                           7860 Mission Center Court, Suite 100
                           San Diego, California 92108
                           Attention:       John L. Smaha
                           Facsimile:       (619) 688-1558
                           Telephone:       (619) 688-1557

               11.9 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

               11.10 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs.

               11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

               11.12 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

               11.13 No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

               11.14 Discharge of Seller's Obligations. Except as otherwise expressly provided in this Agreement, Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

               11.15 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

               11.16 Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.

               11.17 WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.


                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                SELLER:


                                UCV, L.P., a California limited partnership

                                By:      UCVNV, Inc., a Nevada corporation,
                                         its general partner



                                         By:      _______________________
                                                  Name:    Harold S. Elkan
                                                  Title:   President

               [Signatures continue and end on the next page.]

                             PURCHASER:


                             Mark S. Schmidt Living Trust udt 2/5/92





                             By:  _____________________________________
                                      Mark S. Schmidt, Trustee

                                    EXHIBIT A




LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO AND IS DESCRIBED AS FOLLOWS:

LOTS I THROUGH 4, INCLUSIVE OF UNIVERSITY CITY UNIT 9, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 5100, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 21, 1962.

EXCEPTING THE SOUTHERLY 15.00 FEET OF SAID LOT 3.


APN:            348-200-01
                348-200-02
                348-200-04
                348-200-07
                348-200-08

                                    EXHIBIT B

                        (Additional Exceptions to Title)


               1. The Resource Protection Ordinance/Conditional Use Permit No. 98-0408 recorded as of __________________, as instrument no. _________________, in the official records of the County of San Diego, State of California, and all amendments thereto (the "CUP").

               2. The University Community Plan, prepared jointly by the city of San Diego Planning Department and the University Community Planning Group, approved by the City Planning Commission on December 18, 1986, adopted by the San Diego City Council on July 7, 1987, and all revisions, modifications or amendments referenced therein or incorporated by reference therein, including but not limited to the Community Plan Amendment approved by the San Diego City Counsel on October 3, 2002 (the "Revised Plan").

                                    EXHIBIT C

                                     (Deed)

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

================================
--------------------------------


MAIL TAX STATEMENTS TO:

================================
--------------------------------


------------------------------------------------------------------------

                   (Space Above this Line for Recorder's Use)


                   Documentary Transfer Tax is $_____________
                             APN __________________

                                   GRANT DEED



                  FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, UCV, L.P., a California limited partnership ("Grantor"), hereby grants to _____________________________, a _______________________, having an address at _________________________________________________ ("Grantee"), the
real property situated in the County of San Diego, State of California, and more particularly described on Exhibit A annexed hereto and made a part hereof.

IN WITNESS WHEREOF, the Grantor has executed this Grant Deed as of the ____ day of ________, 2003.



                  GRANTOR:


                  UCV, L.P., a California limited partnership

                  By:      UCVNV, Inc., a Nevada corporation,
                           its general partner



                           By:      _______________________
                                    Name:    Harold S. Elkan
                                    Title:   President




STATE OF CALIFORNIA                 }
COUNTY OF                           } S.S.

On  ________________________________________  before me, the undersigned  notary public in and for said state, personally appeared, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.



Signature_____________________________________________ (SEAL)

                                    EXHIBIT D

                                    (Leases)

                                    EXHIBIT E

                       BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this "Assignment") is executed as of the ____ day of _____________, 2003 by UCV, L.P., a California limited partnership, having an address at 7415 Carroll Road, Suite C, San Diego, California 92121 ("Assignor") in favor of _____________________________, a
_______________________,,          having         an          address         at
_________________________________________________ ("Assignee").

WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Contract of Sale dated as of ____________________ between Assignor and Assignee).

WHEREAS, Assignor desires to assign, transfer, setover and deliver to Assignee all of Assignor's rights, if any, in and for all furnishings, fixtures, fittings, appliances, apparatus, equipment, machinery and other items of personal property, if any, affixed or attached to, or placed or situated upon, the Property, and the following incidental rights and appurtenances relating thereto (collectively, the "Assigned Properties"):

A. To the extent assignable without third party consents or any cost or expense to Assignor, all of Assignor's right, title and interest in and to all use, occupancy, building and operating permits, licenses, approvals, documents, instruments, if any, issued from time to time with respect to the Property or the Assigned Properties; provided, however, if any such assignment may be made at an additional cost or expense, Assignor shall assign all of Assignor's right, title and interest therein if and to the extent Assignee shall pay such additional cost or expense; and

B. All of Assignor's right, title and interest in and to all existing and assignable guaranties and warranties (express or implied), if any, issued in connection with the construction, alteration and repair of the Property and/or the purchase, installation and the repair of the Assigned Properties.

         NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Assignor hereby assigns, transfers, sets over and delivers to Assignee, its successors and assigns, all of Assignor's right, title and interest, if any, in and to the Assigned Properties.

         2. This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever.

         3. This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

         4. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

         IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed as of the day and year first written above.

                  ASSIGNOR:

                         UCV, L.P., a California limited partnership

                         By:      UCVNV, Inc., a Nevada corporation,
                                  its general partner



                                  By:      _______________________
                                           Name:    Harold S. Elkan
                                           Title:   President

                                    EXHIBIT F

                       CERTIFICATION OF NON-FOREIGN STATUS

         Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by UCV, L.P., a California limited partnership (the "Company"), the undersigned hereby certifies the following on behalf of the Company that:

         1. The Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

         2. The U.S. Federal Identification Number of the Company is ______________; and

         3. The address of the Company is: 7415 Carroll Road, Suite C, San Diego, California 92121.

         The Company understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

         Under penalties of perjury the undersigned declares that the undersigned has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has authority to sign this document on behalf of the Company.

Dated:  ________________, 2003

                     COMPANY:


                     UCV, L.P., a California limited partnership

                     By:      UCVNV, Inc., a Nevada corporation,
                              its general partner



                              By:      _______________________
                                       Name:    Harold S. Elkan
                                       Title:   President

                                    EXHIBIT G

                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS

         THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this "Assignment") is executed as of the ____ day of _________, 2003, by and between UCV, L.P., a California limited partnership, having an address at 7415 Carroll Road, Suite C, San Diego, California 92121 ("Assignor") and _____________________________, a
_______________________,, having an address at _________________________________
("Assignee").

         WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Contract of Sale dated as of ___________, 2003 between Assignor and Assignee).

         WHEREAS, in connection with its ownership and management of the Property, Assignor has entered into those certain maintenance, service and supply contracts and equipment leases, in effect on the date hereof, listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the "Contracts").

         WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as herein provided, all of Assignor's right, title and interest in and to the Contracts.

         NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Contracts.

         2. This Assignment shall constitute a direction and full authority to any person or entity that is a party to any of the Contracts to perform its obligation under the Contracts for the benefit of Assignee without further proof to any such party of the assignment to Assignee of the Contracts.

         3. Assignee hereby affirmatively and unconditionally assumes all of the obligations and liabilities of Assignor under the Contracts arising from and after the date hereof.

         4. This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever. Assignee shall be liable for and Assignee hereby indemnifies and holds harmless Assignor and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Assignor's behalf or otherwise related to or affiliated with Assignor (collectively, "Assignor Related Parties") against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges Assignor or any Assignor Related Party may incur or suffer as a result of or which arises (directly or indirectly) out of the assumption by Assignee of the obligations or liabilities assumed by Assignee hereunder.

         5. This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

         6. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns. IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

                         ASSIGNOR:


                         UCV, L.P., a California limited partnership

                         By:      UCVNV, Inc., a Nevada corporation,
                                  its general partner

                                  By:      _______________________
                                           Name:    Harold S. Elkan
                                           Title:   President

                         ASSIGNEE:





                         -------------------------------------

                                    EXHIBIT A

                                   (Contracts)

                                    EXHIBIT H

                             (Capital Expenditures)

                                    EXHIBIT I

                             (Form of Tenant Notice)

____ _, 2003

By Certified Mail -
Return Receipt Requested

=======================
=======================

Re:      Lease      (the      "Lease")      dated       __________       between
_________________________________    ("Landlord")   and   ______________________
encumbering certain real property known as _______________________, __________, __________ (the "Property")

Ladies and Gentlemen:

Please be advised that (1) Landlord has conveyed all of its right, title and interest in and to the Property, including its interest as landlord under the Lease, to _____________________________ ("Purchaser"), and (2) Purchaser has
assumed Landlord's obligations under the Lease.

Accordingly, effective as of the date hereof, you are hereby notified and directed to deliver all future rent and additional rent payments due under the Lease, and any notices, inquiries or requests relating thereto, to Purchaser at:



In addition, all security deposits held by Landlord, if any, together with any interest earned thereon, have been transferred to Purchaser.

                                  Very truly yours,

                                  UCV, L.P., a California limited partnership

                                  By:      UCVNV, Inc., a Nevada corporation,
                                           its general partner



                                           By:      _______________________
                                                    Name:    Harold S. Elkan
                                                    Title:   President

                                    EXHIBIT J

                                   (Contracts)

                                    EXHIBIT K

                              (Property Insurance)


  Policy No.          Insurer               Term       Premium    Description

CAL 0002501-01     Caliber One
                      Indemnity Company  4/16/2002 to   $82,600  General liab
                                          4/16/2003

XEK-000-9680-1659  Fireman's Fund        5/1/2002 to    $17,500  Excess Liab
                                          4/16/2003

K2HD406096         Royal & Sunalliance   4/16/2002 to  $127,500  Property
                                          4/16/2003

1631434-03         State Compensation
                         Insurance Fund  1/1/2003 to    To be    Workers Comp
                                          12/31/2003    billed

                                    EXHIBIT L

                             (Intentionally Deleted)

                                    EXHIBIT M

                       ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this "Assignment") is executed as of the ____ day of __________, 2003 by and between UCV, L.P., a California limited partnership, having an address at 7415 Carroll Road, Suite C, San Diego, California 92121 ("Assignor") and _____________________________, a
_______________________,,          having         an          address         at
_________________________________________________ ("Assignee").

WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Contract of Sale dated as of __________________________ between Assignor and Assignee).

WHEREAS, the Property is encumbered by those certain tenants (the "Tenants") occupying space under the leases listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the "Tenant Leases").

WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as provided herein, all of Assignor's right, title and interest in and to the Tenant Leases.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Tenant Leases.

2. Assignee hereby affirmatively and unconditionally assumes all of Assignor's obligations and liabilities under the Tenant Leases arising from and after the date hereof.

3. This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever. Assignee shall be liable for and Assignee hereby indemnifies and holds harmless Assignor and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Assignor's behalf or otherwise related to or affiliated with Assignor (collectively, "Assignor Related Parties") against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges Assignor or any Assignor Related Party may incur or suffer as a result of or which arises (directly or indirectly) out of the assumption by Assignee of the obligations or liabilities assumed by Assignee hereunder.

4. This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

5. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

                    ASSIGNOR:

                    UCV, L.P., a California limited partnership

                    By:      UCVNV, Inc., a Nevada corporation,
                             its general partner



                             By:      _______________________
                                      Name:    Harold S. Elkan
                                      Title:   President



                    ASSIGNEE:





                    -------------------------------------

                                    EXHIBIT A

                                (List of Leases)



M-4